Exhibit 99(g)

Report on Assertions on Compliance With Specified
Key Alternative Loan Program Requirements –
KeyCorp Student Loan Trust 2000 – B
Great Lakes Educational Loan Services, Inc.
Year ended December 31, 2004

Ernst & Young LLP	Phone: (414) 273-5900
875 E. Wisconsin Avenue	Fax: (414) 223-7200
Milwaukee, Wisconsin 53202	www.ey.com

Report of Independent Accountants

We have examined management’s assertion, included in the accompanying Report of Management on Compliance with Specified Key Alternative Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (Great Lakes) complied with the specified requirements of the Subservicing Agreement (KeyCorp Student Loan Trust 2000-B) between Key Bank USA, National Association and Great Lakes dated as of September 1, 2000, as amended (Subservicing Agreement) during the year ended December 31, 2004. Management is responsible for Great Lakes’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about Great Lakes’ compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Lakes’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes’ compliance with specified requirements.

In our opinion, management’s assertion that Great Lakes complied with the aforementioned requirements during the year ended December 31, 2004, is fairly stated, in all material respects.

/S/ERNST & YOUNG LLP
January 7, 2005

Report of Management on Compliance with Specified Key Alternative Loan
Program Requirements

The following assertions relate to Great Lakes Educational Loan Services Inc’s (Great Lakes’) administration as subservicer of the Key Alternative Loan Program on behalf of Key Bank USA, National Association (Key Bank) as Master Servicer for the KeyCorp Student Loan Trust 2000-B for the year ended December 31, 2004, in accordance with the Subservicing Agreement between Key Bank and Great Lakes dated as of September 1, 2000, as amended (Subservicing Agreement).

We as members of management of Great Lakes are responsible for complying with the requirements of the Subservicing Agreement. We also are responsible for establishing and maintaining effective internal control over compliance with the Subservicing Agreement. We have performed an evaluation of Great Lakes’ compliance with the requirements of the Subservicing Agreement, including those described below, as of December 31, 2004, and for the year ended December 31, 2004. Based on this evaluation, we assert that during the year ended December 31, 2004 Great Lakes complied with the following requirements of the Subservicing Agreement.

1.	The loan information (principal loan balances, accrued interest balances, interest rate, loan status, delinquency aging and payment transactions) reported to the Master Servicer during the year ended December 31, 2004 agrees with Great Lakes’ computer records – and as of December 31, 2004, we had effective internal control over compliance with requirements that such information be in agreement.

2.	The loans reported to the Master Servicer during the year ended December 31, 2004 were supported by collateral documents maintained by Great Lakes – and as of December, 31, 2004, we had effective internal control over compliance with custodial requirements.

3.	Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended December 31, 2004, we accurately updated – and as of December 31, 2004, we had effective internal control over compliance with requirements to accurately update – loan records for changes to student status, including conversion to payment status, in accordance with Key Alternative Loan Program guidelines.

4.	For loans serviced during the year ended December 31, 2004, we: (a) calculated – and as of December 31, 2004, we had effective internal control over compliance with requirements to calculate – interest and principal in accordance with Key Alternative Loan Program guidelines and (b) applied – and as of December 31, 2004, we had effective internal control over compliance with requirements to apply – loan payments effective with the day of receipt by Great Lakes, or for payments received by the lender or Great Lakes’ third party lock box as of the enumerated date.

2401 INTERNATIONAL LANE	▲	MADISON, WI 53704-3192	▲	608-246-1800	▲	www.mygreatlakes.com

A Member of Great Lakes Higher Education Corporation and Affiliates

5. For loans serviced during the year ended December 31, 2004, we complied with – and as of December 31, 2004, we had effective internal control over compliance with – transferring defaulted loan information to the Master Servicer.

/S/MICHAEL J. NOACK

Michael J. Noack
Chief Servicing Officer
January 7, 2005